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                                                                    EXHIBIT 99.1

IXC                                                                 News Release

      IXC COMMUNICATIONS, INC. AND PSINET FORM STRATEGIC INTERNET ALLIANCE

        IXC GETS 20% STAKE IN PSINET; DEAL ENABLES PRODUCT, CAPACITY SWAP

AUSTIN, Texas, July 23, 1997 ... IXC Communications, Inc. (NASDAQ: IIXC), one of the largest suppliers of digital transmission and long distance services in the U.S., today announced that it has entered into an agreement to form a long-term alliance with PSINet Inc. (NASDAQ: PSIX), one of the largest Internet service providers in the world. The alliance will expand and enhance both companies' product and service offerings.

Under the terms of the agreement, IXC will provide PSINet 10,000 OC-48-equivalent route miles on its nationwide fiber network for a 20-year term in exchange for 20 percent (post issuance) of PSINet's common stock. If the value of the PSINet common stock is less than $240 million in one year following delivery of all of such capacity, PSINet has agreed to give IXC cash and/or additional stock, at PSINet's option, to bring the value to $240 million.

Ralph Swett, IXC's Chairman and CEO, will be elected to PSINet's board of directors. IXC and PSINet also will enter into a strategic marketing alliance whereby each company will market each other's products and services, giving both companies an expanded line of customer offerings.

"IXC is pleased to enter into a key alliance with one of the world's leading Internet service providers," said Ralph Swett, chairman, president and chief executive officer of IXC. "We wanted to add Internet services to our product portfolio and found that PSINet shared our vision and philosophy. For our part, IXC is building its new fiber network based largely on requirements being driven by the Internet, and companies such as PSINet."

"The new fiber capacity provided by IXC is a key component in our ability to meet the incredible demand for bandwidth and speed that we see from our customers today," said William L. Schrader, chairman, president, CEO and founder of PSINet. "We have been an IXC customer for several years and look forward to a more formal, long-term alliance."

IXC's network currently includes over 10,000 digital route miles and is being extended through a significant fiber expansion program. The alliance gives PSINet the indefeasible right to use capacity on IXC's network for 20 years, including the right to obtain capacity on routes IXC might build in the future. The transaction, which is subject to the approval of the shareholders of PSINet and other closing conditions, is expected to be completed by the end of the year.

Under the multi-year marketing agreement, IXC will package and brand PSI's dial and dedicated Internet services. Among the new services made available by the agreement will be managed



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connectivity services, including LAN-on-Demand, and value-added services such as
Web site hosting. IXC and PSINet have agreed to form marketing teams for major opportunities where customers require an integrated telecommunications and Internet solution.

PSINet services include on-demand and dedicated Internet connectivity, remote access for mobile workers, corporate intranet and security services, and Web site hosting and development. PSINet has developed an advanced "cell switched" frame relay network with some 225 points-of- presence (POPs) in the United States and more than 350 worldwide. The alliance with IXC will provide PSINet with access to an OC-48 equivalent transmission facility that can handle throughput of up to 2.4 billion bits per second.

ABOUT IXC COMMUNICATIONS

IXC Communications, Inc., based in Austin, Texas, is one of the largest suppliers of digital transmission and long distance services in the U.S. In business for 25 years, IXC owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long distance carriers, value-added carriers, cable and utility companies and Internet Service providers that offer residential and commercial customer services. IXC services include 1+ switched and 1+ dedicated outbound calling, 800/888 switched and dedicated inbound calling, calling card and debit card services, high-speed digital bandwidth products and broadband services. For more information, IXC's web site is located at www.ixc-comm.net.

ABOUT PSINET

PSINet is a leading provider of turnkey corporate Internet and intranet access, wholesale access services to the telecommunications and ISP industries, electronic commerce solutions and Web hosting services throughout the United States and abroad. PSINet manages one of the world's largest and most advanced fast-packet networks, which provides state-of-the-art, high speed Internet access ranging from dedicated high-speed circuits to ISDN to high-speed modem dial-up. PSINet backs up its state-of-the-art network with the industry's original service guarantee, employing automatic back-up systems and crediting service for outages.

Headquartered in Herndon, VA, PSINet has offices throughout the U.S. and subsidiaries in Canada, Japan and Europe, including Belgium, Germany, and the U.K. For more information, contact PSINet by phone at (703) 904-4100, by e-mail at info@psi.com or by accessing their Web site at http://www.psi.net.

Certain of the statements made in this release are forward-looking statements that are subject to material risks and uncertainties. Actual results could differ materially as a result of a variety of factors, including competitive developments, risks associated with IXC's growth, the expansion of IXC's network, and other risks which are discussed in IXC's filings with the Securities and Exchange Commission.



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All brands, products and service names mentioned are trademarks or registered trademarks of their respective owners.

                                      # # #


Investor Contact:                             Media Contact:
-----------------                             --------------

James F. Guthrie                              Meri Braziel
Executive Vice President                      Senior Vice President of Marketing
IXC Communications, Inc.                      IXC Communications, Inc.
(512) 427-3713                                (512) 433-3535
jguthrie@ixc-comm.net                         mbraziel@ixc-comm.net




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